Exhibit 10.51

RETIREMENT AGREEMENT AND RELEASE OF CLAIMS

This Retirement Agreement and Release of Claims (“Agreement”) is between HollyFrontier Corporation and HollyFrontier Payroll Services, Inc., on behalf of themselves and their respective parents, subsidiaries, and affiliates (collectively the “Company”), and me, George Damiris. By signing this Agreement, I am agreeing to release all claims against the Company, and promising not to sue the Company in the future, all as described in more detail below. In exchange for my agreements and promises, the Company has agreed to pay me Retirement Benefits (set forth on Attachment A) which I understand I would not receive unless I sign this Agreement. I acknowledge and agree to the following:

1.Retirement. I understand that my final day of active employment with the Company will be on my Retirement Date set forth on Attachment A, which attachment is part of this Agreement. All salary and other benefits will cease at that time, except as otherwise provided in this Agreement.

2.Retirement Benefits. I understand that I am being separated from the payroll and that I have been offered Retirement Benefits (set forth on Attachment A) in exchange for signing and complying with the terms of this Agreement. This payment is subject to taxes and customary withholdings and will be paid within the time period set forth on Attachment A. I understand that payment will cease upon my breach of any part of this Agreement.

3.Waiver of Claims. I realize that there are various local, state, and federal laws, both statutory and common law, that may apply and/or relate to my employment with the Company. I understand that, among other things, these laws prohibit employment discrimination on the basis of race, color, religion, sex, sexual orientation, gender identity or expression, marital status, national origin, ancestry, citizenship status, age, disability, protected medical condition as defined by applicable state or local law (cancer or genetic characteristics), pregnancy, childbirth and related medical conditions, genetic information, veteran status or any other characteristic protected by applicable federal, state or local law, and that these laws are enforced through the courts and agencies such as the Equal Employment Opportunity Commission (EEOC), Department of Labor (DOL), and state human rights, wage and hour and fair employment practices agencies.

Such laws include, but are not limited to, federal and state wage and hour laws, including the Fair Labor Standards Act (FLSA), federal and state whistleblower laws, federal and state leave laws, including the Family and Medical Leave Act (FMLA), federal and state anti-discrimination and other laws, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Employee Retirement Income Security Act, 29 U.S.C. 100l, et seq. (ERISA) (excluding COBRA), 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification (WARN) Act, the Equal Pay Act, the Americans with Disabilities Act (ADA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act (OSHA), the Sarbanes-Oxley Act of 2002 (SOX), the Texas Commission on Human Rights Act (a/k/a Chapter 21 of the Texas Labor Code), the Immigration Reform and Control Act, and any other federal or state employment laws, as each may be amended from time to time.

By signing this Agreement, I, on behalf of myself and anyone who may have the legal right to make claims on my behalf, release the Company, and its respective directors, officers, representatives, agents and employees, and any of the Company’s successors or predecessors, affiliates, or parent, subsidiary and related companies (collectively referred to as “Releasees”) from any and all claims, known or unknown, including claims for attorneys’ fees and costs, which relate to, or arise out of, my employment or separation from the Company. I understand that, subject to the limitations set forth in paragraph 4 below, I am giving up all statutory, common law or contract claims and rights, including those that I am not currently aware of and those not mentioned in this Agreement, up to and through the date that I sign and deliver this Agreement to the Company. If any claim is not subject to release, I waive, to the extent permitted by law, any right or ability to be a class or collective action representative or to opt-in and/or otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

4.Certain Actions Not Prohibited. I understand that this Agreement does not prohibit or prevent me from filing a charge or participating, testifying, or assisting in investigations, hearings, or other proceedings conducted by the EEOC or the NLRB, or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent provided by law, I agree that if such an administrative claim is made to an anti-discrimination agency, I shall not be entitled to any individual damages, money, or other personal benefits as a result of such charge, investigation or proceeding. In addition, I understand that nothing in this Agreement, including, but not limited to, the release of claims nor the confidentiality clause, prohibits me from a) reporting possible violations of law (including securities laws) to any government agency or entity, including to the U.S. Congress, the U.S. Department of Justice, the U.S. Securities and Exchange Commission or any agency Inspector General; b) making disclosures protected under federal whistleblower laws; or c) otherwise fully participating in any federal whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. This Agreement does not prohibit or prevent me from receiving individual monetary awards or other individual relief by virtue of participating in such whistleblower programs. Furthermore, I understand, and the Company hereby acknowledges and agrees, that this Agreement does not prevent me from exercising my rights, if any, to a) vested benefits under any pension or savings plan or deferred compensation plan; b) COBRA benefits under Section 601-608 of ERISA; c) receive pay for accrued but unused vacation; d) any right to my base salary through my Retirement Date; and/or (e) enforce the terms of this Agreement.

5.Legal Action and Legal Fees. I understand that I must pay the Company’s legal fees if I sue the Company for any claims released under this Agreement or otherwise break my promises in this Agreement. I understand that I do not have to pay the Company’s legal fees under this paragraph, and that I will not be penalized in any way, if I challenge only my waiver and/or release of age discrimination claims under the Age Discrimination in Employment Act (ADEA). In the event I bring legal action against the Company seeking to enforce my right to payment of the Retirement Benefits, the prevailing party in such legal action will be entitled to recover its reasonable legal fees from the other party.

6.Cooperation. I agree, upon the Company’s request, to reasonably cooperate in any Company investigation, arbitration and/or litigation regarding events that occurred during my employment with the Company. I understand that the Company will compensate me for any reasonable expenses I incur as a result of such cooperation, as long as I request such compensation in advance and in writing.

7.Certain Obligations. I understand that after my Retirement Date, I continue to be bound by my other obligations and promises to the Company, including, but not limited to, the obligations contained in the Company’s Code of Business Conduct and Ethics (the “Code”), and any intellectual property agreements signed by me, except as specifically modified by this Agreement. I also understand that this Agreement does not, however, limit me from providing information to the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration as part of a whistleblower action and/or a report of possible violation(s) of any federal securities law.

I affirm my obligation to the Company not to disclose to any third party non-public Company information. I understand that this paragraph shall not apply to information that is required to be disclosed by law or to information provided to a government agency or entity acting in its official capacity.

8.Return of Property. In accordance with my existing and continuing obligations to the Company (including those obligations arising under the Code and any confidentiality, intellectual property and/or other agreements that I have previously signed), I agree that, except as otherwise agreed to with the Company, I have returned or will immediately return to the Company, within five days of my execution of this Agreement or on my Retirement Date (whichever is later), all Company property, including building passes, credit cards, keys, telephones, company files, documents, records, computer access codes, computer programs, instruction manuals, business plans, and other property that I received, prepared, or helped to prepare in connection with my employment with the Company. I also agree that I will not keep and have not kept any copies, duplicates, reproductions, computer disks, or excerpts of any confidential or proprietary Company materials, documents or trade secrets.

9. Confidential Information. I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), unless an officer of the Company authorizes me to do so in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work while at the Company and/or that incorporates any Proprietary Information. I reaffirm that all Proprietary Information that I may have prepared or acquired during my employment is the sole property of the Company. The term “Proprietary Information” means and includes all confidential and/or proprietary knowledge, data or information of the Company, including trade secrets, inventions, ideas, processes, formulas, data, programs, know-how, improvements, discoveries, developments and designs and techniques. It also includes business information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, prices and costs, suppliers and customers as well as information regarding the identity, skills and compensation of other employees of the Company.

10. Statements Concerning the Company. I agree to refrain from publishing any oral or written statements about the Company or its directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, or (b)  place the Company or any of its directors, officers, employees, consultants, agents or representatives in a false light before the public. Similarly, the Company shall refrain from publishing any oral or written statements about me that (a) are slanderous, libelous or defamatory, or (b) place me in a false light before the public. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded to me and to the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.

11.Update Social Media Sites. Within five days following my Retirement Date, I will update any social networking sites, including, but not limited to, Twitter, Facebook, and LinkedIn, to indicate that I am no longer employed by or affiliated with the Company.

12.Non-solicitation. I agree that from and after the date I receive this Agreement and for two (2) years after my Retirement Date, I will not, either directly or through others, (a) solicit or attempt to solicit, or assist any other person in soliciting, any employee of the Company to end his or her relationship with the Company; (b) recruit, hire or attempt to recruit or hire, or assist any other person in recruiting or hiring, any employee of the Company for a competing business; or (c) solicit, or assist any other person in soliciting, any consultant, vendor, contractor or customer of the Company, with whom I had contact or whose identity I learned as a result of my employment with the Company, to materially diminish or alter its relationship with the Company. I also will not provide the names or any other information about any employees of the Company to any person, recruiter or competing business. I understand and agree that for purposes of this Agreement, a customer is any person or entity to which the Company has provided goods or services at any time during the two (2) year period before my Retirement Date.

13.Applicable Law. The laws of the State of Texas apply to this Agreement.

14.Enforceability. This Agreement is valid, even if any section or term is not enforceable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable under the governing law, the rest of the Agreement shall continue to apply.

15.Waiver of Right to a Trial by Jury. I understand that pursuant to this Agreement, I am giving up my right to a trial by jury. The Company also waives its right to a trial by jury. However, I recognize and agree that the Company may seek to enforce the provisions contained in Paragraphs 9 and 10 through injunctive relief and/or damages, in a court of competent jurisdiction.

16.Successors and Assigns. This Agreement is binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and their successors and assigns. The settlement of your equity awards set forth on Attachment A will be binding on any successors or assigns of the Company. In the event of a Change in Control (as such term is defined in the agreements governing your equity awards) prior to the settlement of your equity awards set forth on Attachment A in which all or a portion of HollyFrontier Corporation’s shares are purchased for cash, the pro rata portion of such cash representing your equity awards set forth on Attachment A will be paid to you on the date that is six months following your Retirement Date. Such cash payment will not bear interest for the period between the closing of such Change in Control and the date of payment.

In the event of my death prior to the receipt of payment of all of the Retirement Benefits, including the Separation Pay, the remaining Retirement Benefits shall be paid to my wife or, in the event of her death, to our surviving children in equal amounts. In the event my death should occur prior to my Retirement Date, my long-term incentive awards shall vest and be paid as set forth in Attachment A.

17.Entire Agreement. This Agreement contains the entire agreement between the Company and me concerning the separation of my employment, except as set forth in paragraph 7 above. In deciding to sign this Agreement, I am not relying on any statements or promises except those found in this Agreement. Except as set forth in Paragraph 7 above, this Agreement replaces any prior agreements between the Company and me dealing with the same subjects.

18.Consultation with an Attorney. The Company has advised me to consult with an attorney, at my own expense, before signing this Agreement, and I have had the opportunity to do so.

19.Reaffirmation. If asked by the Company to re-execute and reaffirm my obligations under this Agreement (including the release of claims) on or after my Retirement Date, I agree to do so as one of my obligations under this Agreement and as a condition of receiving the Retirement Benefits set forth on Attachment A.

20.Cancellation of this Agreement. I understand that, pursuant to the Older Workers Benefit Protection Act of 1990 (OWBPA), I have the right to consult an attorney at my own expense before signing this Agreement, and the Company has advised me to consult an attorney; I have at least twenty-one calendar days from the date I receive this Agreement to consider the Agreement before signing it; I may change my mind and cancel the Agreement within seven calendar days after signing it; and that the Agreement shall not go into effect until then. If I decide to cancel this Agreement, I understand that the Company must receive written notice of my decision before the seven calendar day period expires. I must provide that notice to the HR Contact identified on Attachment A before the time period expires.

21.MMSEA. I have not, as of today, incurred any medical expenses as a Medicare beneficiary, and am not aware of any medical expenses that Medicare has paid on my behalf and for which the Company may be liable.

22.Mediation and Arbitration. With the exception of any alleged violation of Paragraph 9 or 10 of this Agreement, any other controversy, dispute or claim arising out of or relating to this Agreement or its breach will first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, we agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If we are unsuccessful at resolving the dispute through mediation, we agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the award may be entered in any court having jurisdiction.

23.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one or same instrument. Electronic copies of signatures shall be deemed to be original.

BY SIGNING THIS AGREEMENT, I STATE THAT: (A) THE COMPANY ADVISED ME TO CONSULT AN ATTORNEY, AT MY OWN EXPENSE, AND THAT I HAVE HAD AN OPPORTUNITY TO CONSIDER THIS, BEFORE SIGNING THIS AGREEMENT; (B) I UNDERSTAND THAT IN ORDER TO RECEIVE THE RETIREMENT BENEFITS UNDER THIS AGREEMENT, I MUST SIGN AND RETURN THIS AGREEMENT NO LATER THAN TWENTY-ONE DAYS AFTER I RECEIVE IT; (C) I UNDERSTAND THAT I HAVE SEVEN DAYS TO REVOKE THIS AGREEMENT AFTER SIGNING IT, PURSUANT TO PARAGRAPH 20 ABOVE; AND (D) THIS AGREEMENT IS WRITTEN IN A CLEAR AND STRAIGHT-FORWARD MANNER, THAT I UNDERSTAND ITS TERMS, AND THAT I HAVE MADE A VOLUNTARY DECISION TO SIGN IT.

Agreed to and accepted by, on this 11th day of December, 2019.

             EMPLOYEE:

/s/ George Damiris
George Damiris

Agreed to and accepted by, on this 11th day of December, 2019.

HollyFrontier Corporation
HollyFrontier Payroll Services, Inc.

/s/ Michael C. Jennings
Michael C. Jennings
Executive Vice President

ATTACHMENT A

Employee Name:             George Damiris

Job Title:                 Chief Executive Officer and President

Retirement Date:	December 31, 2019

Local HR Contact:	Dale Kunneman

Retirement Benefits

The benefits notes in this section are conditioned upon your execution, and non-revocation of this Retirement Agreement and Release of Claims, and your continued employment through the Retirement Date. In addition, to be eligible for benefits noted in this section, you must satisfactorily perform your duties and remain in good standing with the Company through your Retirement Date.

Separation Pay:    $ 1,300,000
The Separation Pay will be payable to you and reported on a Form W-2 and is subject to taxes and other withholdings. The Separation Pay will be paid within thirty days after your Retirement Date.

Vesting of Long-Term Incentive Awards:

Restricted Stock Units
On your Retirement Date (and only if you have not revoked this Agreement within the seven-day period described in Paragraph 20 of this Agreement), you will become fully vested in, and the restrictions will lapse on, the following awards of restricted stock units granted to you by HollyFrontier Corporation with respect to the following number of shares of common stock of HollyFrontier Corporation:

Grant Date        Restricted Stock Units that Vest
November 7, 2017    25,993 (third tranche)
November 6, 2018    35,624 shares (second and third tranche)
Performance Stock Units
On your Retirement Date (and only if you have not revoked this Agreement within the seven-day period described in Paragraph 21 of this Agreement), you will become fully vested in, and the restrictions will lapse on, the following target performance stock units granted to you by HollyFrontier Corporation with respect to the following number of shares of common stock of HollyFrontier Corporation:

Grant Date        Performance Stock Units that Vest
November 7, 2017    77,978 (at target)
November 6, 2018    53,436 (at target)

You acknowledge that the performance share units are being settled at target (in the amounts set forth above), and you will not be entitled to any additional shares based on certification of the performance goals set forth in the applicable award agreement by the Compensation Committee at a later date.

Settlement of the restricted stock units and performance stock units set forth above will be made in accordance with Section 409A of the Internal Revenue Code, and therefore, settlement of the restricted stock units and performance stock units will be on July 1, 2020. Settlement of these restricted stock units and performance units will be subject to tax withholdings and reported as income on a Form W-2.

For the avoidance of doubt, any long-term incentive awards that are scheduled to vest on December 1, 2019 (prior to your Retirement Date) will vest and be settled in accordance with the terms of the agreements governing such awards and will not be subject to the six month delay described in the preceding paragraph.

COBRA Premiums:
The Company will provide to you a lump sum payment of $17,570.28 to cover 12 months of COBRA premiums. The amount will be payable to you and reported on a Form W-2, subject to taxes and other withholdings. The amount will be paid within thirty days after your Retirement Date. You may use that payment to continue coverage under COBRA, to purchase other health care coverage, or for any other purpose. The regular COBRA procedures and rules will apply, and full COBRA premiums will be charged for continuation coverage for yourself and eligible dependents.

Unconditional Benefits

COBRA Coverage:
If you wish to participate in COBRA, you have 60 days from the termination of your current health benefits to make your election. You will be solely responsible for making a timely COBRA election and for paying all COBRA premiums in a timely manner. Please note that COBRA rates may change, and that the Company reserves the right to modify or replace benefit plans.
You will receive in the mail from TaxSaver after your Retirement Date, documents describing the COBRA health benefits available to you.  You will need to review the documents and elect COBRA during your eligible enrollment period if desired. If you elect to continue health benefits through COBRA, it will be your responsibility to pay the required premiums in a timely manner.
Life Insurance and Accidental Death and Dismemberment Coverage:
The Cigna Life and AD&D products/coverage may be converted from group to individual coverage. To do so, you must apply directly to the insurance provider within thirty days after you lose coverage. Forms to convert to an individual policy will be mailed to you by Cigna.

Accrued and Unused Vacation Time:
You will receive the cash value of any accrued and remaining unused vacation as of your Retirement Date, which will be payable to you and reported on a Form W-2, subject to taxes and other withholding, within forty days after your Retirement Date.

401(k) Plan:
If you are a participant in the 401(k) Retirement Plan, the applicable plan rules will govern your options with respect to managing your account balance and/or receiving distributions, as applicable, under the plan. You may also contact Principal at 1-800-547-7754 if you have any general questions concerning options after retirement.

Non-Qualified Deferred Compensation Plan:
As a participant in the Non-Qualified Deferred Compensation Plan, the irrevocable election you have previously made regarding the treatment of your account balance at the time of retirement will govern the treatment of your account balance. You may also contact Principal at 1-800-999-4031 if you have any general questions concerning options after retirement.

Taxes:
All amounts payable will be subject to all applicable tax withholdings.

Retirement Agreement and Release of Claims – Damiris